Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-122710

PROSPECTUS SUPPLEMENT DATED MARCH 2, 2006
TO PROSPECTUS DATED JANUARY 23, 2006

2,550,554 SHARES

WHERIFY WIRELESS, INC.

Common Stock

        This Prospectus Supplement should be read in conjunction with our Prospectus dated January 23, 2006, and in particular the “Risk Factors” beginning on page 4 of the Prospectus.

        This Prospectus Supplement includes the attached Current Report on Form 8-K of Wherify Wireless, Inc., filed with the Securities and Exchange Commission on February 27, 2006.

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

        We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

        This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. See “Risk Factors” beginning on page 4 of the accompanying Prospectus for a description of certain factors that should be considered by prospective Investors.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

        The date of this Prospectus Supplement is March 2, 2006.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 22, 2006

WHERIFY WIRELESS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24001 (Commission File Number)	76-0552098 (I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201, Redwood Shores, California (Address of Principal Executive Offices)	94065 (Zip Code)

(650) 551-5277
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 22, 2006, Wherify Wireless, Inc. (“Wherify”) borrowed $1,000,000 from Stephen J. Luczo and issued to Mr. Luczo a promissory note pursuant to which Wherify agreed to pay interest on the outstanding principal amount at a rate of 7.5% per annum and to repay the outstanding principal and all accrued and unpaid interest on demand at any time August 22, 2006. A copy of the promissory note is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

      (c) Exhibits

Exhibit 99.1	Promissory Note, dated February 22, 2006, issued to Stephen J. Luczo.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC. By: /s/ Mark E. Gitter —————————————— Mark E. Gitter Chief Financial Officer, Treasurer

Date: February 27, 2006

EXHIBIT INDEX

Exhibit No. 99.1	Description Promissory Note, dated February 22, 2006, issued to Stephen J. Luczo.